EXHIBIT 99.1

Vision-Sciences, Inc. Announces Results for Q4 and the Fiscal Year Ended March 31, 2007

ORANGEBURG, N.Y., June 28, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences" or the "Company"), today announced results for its fiscal fourth quarter ("Q4 07") and fiscal year ended March 31, 2007 ("FY 07"). For Q4 07, revenues remained at $2.9 million as compared to the same fiscal quarter ended on March 31, 2006 ("Q4 06"). Loss from operations for Q4 07 increased to $1.6 million as compared to $1.2 million for Q4 06. Net income for Q4 07 was $24.0 million, or $0.67 per diluted share, compared to a net loss of $1.1 million, or $0.03 per share in Q4 06. The increase in earnings was attributed to a gain of $26.1 million on the sale of the Ear-Nose-Throat ("ENT") EndoSheath(r) product line to Medtronic Xomed, Inc. ("Medtronic"), which closed in March 2007. For FY 07, revenues decreased by 15% to $9.5 million, compared to $11.2 million on the fiscal year ended March 31, 2006 ("FY 06"). This decrease resulted from a 19% decline in our medical segment sales and a 4% decline in our industrial segment sales. The Company will report full results for FY 07 in its Form 10-K report to the SEC, expected to be filed by June 29, 2007.

Abbreviated results, in $000's, except for per share data, for Q4 07 and FY 07, compared to Q4 06 and FY 06 are as follows:

                                                             Increase
                                         Q4 07      Q4 06   (Decrease)
                                        -------    -------  ----------
 Sales                                $  2,973   $  2,986    $    (13)
 Net income/(loss)                    $ 24,024   $ (1,124)   $ 25,148
 Net income/(loss) per diluted share  $   0.67   $  (0.03)   $   0.70

                                                             Increase
                                         FY 07      FY 06   (Decrease)
                                        -------    -------  ----------
 Sales                                $  9,487   $ 11,150    $ (1,663)
 Net income/(loss)                    $ 20,112   $ (4,035)   $ 24,147
 Net income/(loss) per diluted share  $   0.56   $  (0.11)   $   0.67

Quarterly Results (Q4 07)

Sales of the medical segment were $2.3 million in Q4 07, an increase of 4%, compared to sales of $2.2 million in Q4 06. Sales of the industrial segment were $0.7 million in Q4 07, a decrease of 16%, compared to sales of $0.8 million in Q4 06. The increase in sales of the medical segment was due primarily to higher unit volume of the Company's Slide-On(r) EndoSheaths and endoscopes for the ENT market, partially offset by lower sales of the Company's Slide-On EndoSheaths and endoscopes to the urology market. The increase in sales of products to the ENT market in Q4 07 occurred in both the domestic and international markets.

Annual Results (FY 07)

Sales of the medical segment were $6.8 million in FY 07, a decrease of 19%, compared to sales of $8.3 million in FY 06. The decrease in sales of the medical segment was due mainly due to a decline in sales of our ENT and Urology product lines. The reduction of sales in the urology market is due to the discontinuance of our distribution agreement with Medtronic USA, Inc.'s MGU division in May 2006. Since then, we have been building our independent sales force domestically and internationally, and we expect sales in this market to pick up later in fiscal '08. Sales of the industrial segment were $2.7 million in FY 07, a decrease of 4% compared to sales of $2.8 million in FY 06.

Ron Hadani, President and CEO, stated, "We are pleased that we were able to complete the sale of our ENT EndoSheath product line to Medtronic. We anticipate that this transaction will enable us to focus on accelerating the development of new products and technologies, identifying potential acquisitions of related technologies, and entering new markets we have identified. Our recent strategic investment in Minos Medical, Inc., a company concentrating in the emerging field of Natural Orifice Trans-luminal Endoscopy Surgery ("N.O.T.E.S.") demonstrates our commitment to developing new technologies in surgery."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On(r) EndoSheath(r) System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences' products is available on the Internet at www.visionsciences.com.

The Vision-Sciences, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3876

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences(r) assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Yoav M. Cohen, CFO
          845-365-0600